EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FD Investors: Eric Boyriven / Alexandra Tramont (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS SECOND QUARTER 2011 RESULTS

- Diluted EPS of $0.42 including $0.05 of transaction expenses -
- Revenues of $1.4 billion includes organic growth of 3.5% -
- Organic backlog increases 4.1%; Total backlog of $3.8 billion -
- Company updates 2011 diluted EPS guidance to $1.65 to $1.85 -

NORWALK, CONNECTICUT, July 28, 2011 – EMCOR Group, Inc. (NYSE: EME) today reported results for the second quarter ended June 30, 2011.

For the second quarter of 2011, net income was $28.8 million, or $0.42 per diluted share, compared to net income of $27.1 million, or $0.40 per diluted share after-tax, in the second quarter of 2010.    Revenues increased 9.7% to $1.40 billion in the second quarter of 2011, compared to revenues of $1.28 billion in the year ago period.  Organic revenue growth was 3.5%.

Including pre-tax transaction expenses of $4.5 million, or $0.05 per diluted share after-tax, related to the Company’s previously announced acquisition of USM Services Holdings, Inc. (“USM”), operating income for the second quarter of 2011 was $49.1 million, or 3.5% of revenues.  Excluding these transaction expenses, the Company’s non-GAAP operating income for the 2011 second quarter was $53.6 million, or 3.8% of revenues.  The Company expects transaction expenses related to the purchase of USM to aggregate approximately $5 million, with the balance of the expenses to be incurred in the second half of 2011.

Including a non-cash impairment charge of $19.9 million, or $0.18 per diluted share after-tax, resulting from a change in the fair value of trade names associated with certain prior acquisitions, operating income for the second quarter of 2010 was $34.9 million, or 2.7% of revenues.  Excluding the non-cash impairment charge, the Company’s non-GAAP operating income for the second quarter of 2010 was $54.9 million, or 4.3% of revenues.

Selling, general and administrative expenses (“SG&A”) were $130.6 million, or 9.3% of revenues, in the second quarter of 2011, compared to $120.7 million, or 9.5% of revenues, in the 2010 second quarter.  SG&A for the second quarter of 2011 includes the $4.5 million in transaction expenses noted above.

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EMCOR Reports Second Quarter Results	Page 2

The Company’s results for the 2010 second quarter also included a pretax gain of $7.9 million, or $0.12 per diluted share, from the gain on the sale of the Company’s equity interest in its Middle East venture to its venture partner.

Excluding the USM transaction expenses described above, the Company’s non-GAAP net income for the second quarter of 2011 was $32.1 million, or $0.47 per diluted share.  Excluding the non-cash impairment charge and the gain on sale described above, the Company’s non-GAAP net income for the 2010 second quarter was $31.2 million, or $0.46 per diluted share.  Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

Inclusive of discrete items, the income tax rate as reported in the 2011 second quarter was 37.7% compared with an income tax rate of 30.5% in the year ago period.

The Company reported backlog as of June 30, 2011 of $3.80 billion, an increase of 20.7% over backlog of $3.15 billion a year ago.  Organic backlog growth was 4.1% over the year ago period and flat relative to backlog at the end of the first quarter of 2011.  Relative to backlog at the end of the 2010 second quarter, the Company’s June 30, 2011 backlog reflects growth in the commercial and institutional sectors, which partially offset declines in the hospitality/gaming and water/wastewater sectors.

As announced separately today, the Company has entered into an agreement to sell its Toronto-based Canadian subsidiary, Comstock Canada, to CCL Equities, Inc., an Ontario, Canada corporation.  In connection with the sale, the Company expects to receive approximately CAD $16.9 million in payment for shares and approximately CAD $25.5 million in repayment of indebtedness owed by Comstock to EMCOR.  In the first half of 2011, Comstock generated revenues of $98.9 million and an operating loss of $0.4 million.  As of June 30, 2011, Comstock’s backlog was $253.6 million, or 6.7% of the Company’s total backlog.  For the 2010 full-year period, Comstock generated total revenues of $269.3 million and operating income of $0.3 million.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “2011 is playing out as we expected, and we are pleased with our accomplishments for the first half of the year.  We continue to execute well across our domestic construction businesses, manage our costs and benefit from profitable projects awarded prior to the recession.  We’ve also seen an upturn in certain markets, notably spring refinery turnaround work and other industrial work.  Spending on small projects, especially in our EFS business sector, has improved slightly; however, operating margin contribution remains uneven in this challenging environment.”

Mr. Guzzi continued, “We also continue to execute on our customers’ maintenance capital decisions to invest in discrete projects that reduce their overall expense volatility.  At the end of the quarter, we closed on our purchase of USM, which bolsters our position in the fragmented market for facilities services and, thanks to its business model, will have a positive impact on our overall margins.  Additionally, the sale of our Canadian business will free up further capital to invest in areas where we have competitive advantage and scale, and where we can generate consistently stronger returns.”

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EMCOR Reports Second Quarter Results	Page 3

Mr. Guzzi concluded, “The growth in our backlog, both organic and through acquisitions, over the past several quarters has been encouraging, especially in the commercial and institutional sectors.  Assuming a continuation of existing market conditions, we expect to generate revenues in 2011 of approximately $5.5 billion.  On the basis of the momentum building in our businesses, we are updating our guidance for 2011 to the higher end of our original range and now expect diluted EPS of $1.65 to $1.85.”

Net income for the first half of 2011 was $53.4 million, or $0.78 per diluted share, compared to net income of $49.0 million, or $0.72 per diluted share, in the year ago period.  Revenues for the first six months of 2011 increased 9.0% to $2.71 billion, compared to $2.49 billion for the first six months of 2010.  Organic growth for the first half of 2011 was 3.2%.

Operating income in the first half of 2011 was $91.5 million, or 3.4% of revenues, compared to $77.3 million, or 3.1% of revenues, a year ago.  Operating income for the 2011 six-month period included the USM transaction expenses of $4.5 million discussed above.  Excluding these expenses, operating income for the 2011 six-month period was $96.0 million, or 3.5% of revenues.  For the 2010 six-month period, operating income included the $19.9 million non-cash impairment charge discussed above. Excluding the non-cash impairment charge, the Company’s non-GAAP operating income for the first half of 2010 was $97.2 million, or 3.9% of revenues.  For the first six months of 2011, SG&A totaled $250.2 million, or 9.2% of revenues, and included the $4.5 million in transaction expenses discussed above.  SG&A for the first half of 2010 was $243.5 million, or 9.8% of revenues.

Excluding the USM transaction expenses discussed above, the Company’s non-GAAP net income for the first half of 2011 was $56.7 million, or $0.83 per diluted share.  Excluding the 2010 non-cash impairment charge and the gain on sale discussed above, the Company’s non-GAAP net income for the first half of 2010 was $53.0 million, or $0.78 per diluted share.  Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group’s second quarter conference call will be available live via internet broadcast today, Thursday, July 28, at 10:30 AM Eastern Daylight Time.  You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

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EMCOR Reports Second Quarter Results	Page 4

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business and that the USM business will not be integrated successfully and that the cost savings from the USM transaction may not be fully realized or may take longer to realize than expected or that disruption from the transaction may make it more difficult to maintain relationships with customers, employees or suppliers.  Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2010 Form 10-K, its Form 10-Q for the first quarter ended March 31, 2011 and in other reports filed from time to time with the Securities and Exchange Commission.  All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$1,399,927	$1,275,649	$2,712,158	$2,487,861
Cost of sales	1,220,111	1,099,250	2,369,372	2,146,346
Gross profit	179,816	176,399	342,786	341,515
Selling, general and administrative expenses	130,562	120,725	250,233	243,522
Restructuring expenses	138	797	1,099	797
Impairment loss on identifiable intangible assets	—	19,929	—	19,929

Operating income	49,116	34,948	91,454	77,267
Interest expense, net	2,325	2,373	4,509	4,764
Gain on sale of equity investment	—	7,900	—	7,900

Income before income taxes	46,791	40,475	86,945	80,403
Income tax provision	17,469	11,919	32,247	29,430

Net income including noncontrolling interests	29,322	28,556	54,698	50,973
Less: Net income attributable to noncontrolling interests	513	1,415	1,295	2,015

Net income attributable to EMCOR Group, Inc.	$28,809	$27,141	$53,403	$48,958

Basic earnings per common share:	$0.43	$0.41	$0.80	$0.74

Diluted earnings per common share:	$0.42	$0.40	$0.78	$0.72

Weighted average shares of common stock outstanding: Basic Diluted	66,848,078 68,591,770	66,314,596 67,971,567	66,828,523 68,586,664	66,315,338 67,934,883

 EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$406,546	$710,836
Accounts receivable, net	1,175,768	1,090,927
Costs and estimated earnings in excess of billings on uncompleted contracts	121,784	88,253
Inventories	38,310	32,778
Prepaid expenses and other	66,946	57,373
Total current assets	1,809,354	1,980,167

Investments, notes and other long-term receivables	5,783	6,211
Property, plant & equipment, net	97,357	88,615
Goodwill	570,653	406,804
Identifiable intangible assets, net	387,382	245,089
Other assets	26,045	28,656
Total assets	$2,896,574	$2,755,542

LIABILITIES AND EQUITY
Current liabilities
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	1,232	489
Accounts payable	431,280	416,715
Billings in excess of costs and estimated earnings on uncompleted contracts	463,038	456,690
Accrued payroll and benefits	173,556	192,407
Other accrued expenses and liabilities	195,749	166,398
Total current liabilities	1,264,855	1,232,699

Borrowings under revolving credit facility	150,000	150,000
Long-term debt and capital lease obligations	2,181	1,184
Other long-term obligations	255,634	208,814
Total liabilities	1,672,670	1,592,697

Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,214,007	1,152,943
Noncontrolling interests	9,897	9,902
Total equity	1,223,904	1,162,845
Total liabilities and equity	$2,896,574	$2,755,542

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2011 and 2010
(In thousands) (Unaudited)

	2011	2010
Cash flows from operating activities:
Net income including noncontrolling interests	$54,698	$50,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,507	12,663
Amortization of identifiable intangible assets	11,086	7,705
Deferred income taxes	4,620	9,743
Gain on sale of equity investments	—	(12,370)
Excess tax benefits from share-based compensation	(730)	(65)
Equity income from unconsolidated entities	(617)	(373)
Non-cash expense for impairment of identifiable intangible assets	—	19,929
Other non-cash items	3,575	5,822
Supplemental defined benefit plan contribution	—	(25,916)
Distributions from unconsolidated entities	520	865
Changes in other assets and liabilities, net	(80,628)	(143,179)
Net cash provided by (used in) operating activities	5,031	(74,203)

Cash flows from investing activities:
Payments for acquisitions of businesses, net of cash acquired, and related earn-out agreements	(301,845)	(11,446)
Proceeds from sale of equity investments	—	25,570
Proceeds from sale of property, plant and equipment	259	491
Purchase of property, plant and equipment	(10,554)	(7,869)
Investment in and advances to unconsolidated entities and joint ventures	(28)	(104)
Net cash (used in) provided by investing activities	(312,168)	6,642

Cash flows from financing activities:
Proceeds from revolving credit facility	—	150,000
Repayments of long-term debt and debt issuance costs	(11)	(200,815)
Repayments of capital lease obligations	(290)	(196)
Payment for contingent consideration arrangement	(1,118)	—
Proceeds from exercise of stock options	856	82
Issuance of common stock under employee stock purchase plan	1,135	1,164
Distributions to noncontrolling interests	(1,300)	(600)
Excess tax benefits from share-based compensation	730	65
Net cash provided by (used in) financing activities	2	(50,300)
Effect of exchange rate changes on cash and cash equivalents	2,845	(9,173)
Decrease in cash and cash equivalents	(304,290)	(127,034)
Cash and cash equivalents at beginning of year	710,836	726,975
Cash and cash equivalents at end of period	$406,546	$599,941

EMCOR GROUP, INC.
SEGMENT INFORMATION
 (In thousands) (Unaudited)

	For the three months ended June 30,
	2011	2010

Revenues from unrelated entities:

United States electrical construction and facilities services	$306,521	$286,633
United States mechanical construction and facilities services	469,092	427,044
United States facilities services	451,518	375,452
Total United States operations	1,227,131	1,089,129
Canada construction	51,914	78,467
United Kingdom construction and facilities services	120,882	108,053
Other international construction and facilities services	—	—
Total worldwide operations	$1,399,927	$1,275,649

	For the six months ended June 30,
	2011	2010

Revenues from unrelated entities:

United States electrical construction and facilities services	$575,053	$546,953
United States mechanical construction and facilities services	891,405	839,752
United States facilities services	901,039	722,292
Total United States operations	2,367,497	2,108,997
Canada construction	98,902	156,726
United Kingdom construction and facilities services	245,759	222,138
Other international construction and facilities services	—	—
Total worldwide operations	$2,712,158	$2,487,861

EMCOR GROUP, INC.
SEGMENT INFORMATION
 (In thousands) (Unaudited)
	For the three months ended June 30,
	2011	2010

Operating income (loss):

United States electrical construction and facilities services	$26,425	$17,189
United States mechanical construction and facilities services	22,690	24,133
United States facilities services	14,848	19,636
Total United States operations	63,963	60,958
Canada construction	(929)	3,684
United Kingdom construction and facilities services	3,773	6,133
Other international construction and facilities services	—	(98)
Corporate administration	(17,553)	(15,003)
Restructuring expenses	(138)	(797)
Impairment loss on identifiable intangible assets	—	(19,929)
Total worldwide operations	49,116	34,948

Other corporate items:
Interest expense	(2,817)	(3,053)
Interest income	492	680
Gain on sale of equity investment	—	7,900
Income before income taxes	$46,791	$40,475

	For the six months ended June 30,
	2011	2010
Operating income (loss):

United States electrical construction and facilities services	$40,846	$26,409
United States mechanical construction and facilities services	45,986	48,951
United States facilities services	30,159	33,721
Total United States operations	116,991	109,081
Canada construction	(428)	7,005
United Kingdom construction and facilities services	6,393	9,368
Other international construction and facilities services	—	(99)
Corporate administration	(30,403)	(27,362)
Restructuring expenses	(1,099)	(797)
Impairment loss on identifiable intangible assets	—	(19,929)
Total worldwide operations	91,454	77,267

Other corporate items:
Interest expense	(5,563)	(6,176)
Interest income	1,054	1,412
Gain on sale of equity investment	—	7,900
Income before income taxes	$86,945	$80,403

EMCOR GROUP, INC.
RECONCILIATION OF 2011 AND 2010 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2011 and 2010 second quarter and year-to-date June 30, 2011 and 2010 operating income.  The following table provides a reconciliation between 2011 and 2010 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

GAAP Operating income	$49,116	$34,948	$91,454	$77,267

Impairment loss on identifiable intangible assets	—	19,929	—	19,929

Pre-tax transaction expenses related to the acquisition of USM Holdings, Inc.	4,531	—	4,531	—

Non-GAAP operating income, excluding impairment loss on identifiable intangible assets and pre-tax USM acquisition expenses	$53,647	$54,877	$95,985	$97,196

EMCOR GROUP, INC.
RECONCILIATION OF 2011 AND 2010 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2011 and 2010 second quarter and year-to-date June 30, 2011 and 2010 net income attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2011 net income attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

GAAP net income attributable to EMCOR Group, Inc.	$28,809	$27,141	$53,403	$48,958

2010 Qtr. 2 impairment loss on identifiable intangible assets (1)	—	11,957	—	11,957

2010 Qtr. 2 gain on sale of equity investment (2)	—	(7,900)	—	(7,900)

Transaction expenses related to the acquisition of USM Holdings, Inc. (3)	3,306	—	3,306	—

Non-GAAP net income attributable to EMCOR Group, Inc., excluding impairment loss on identifiable intangible assets, gain on sale of equity investment and USM transaction expenses	$32,115	$31,198	$56,709	$53,015

(1)      Amount is net of tax effect of $8.0 million
(2)      Amount is net of tax effect which is zero due to the release of a valuation allowance related to capital loss carryforwards
(3)      Amount is net of tax effect of $1.2 million

EMCOR GROUP, INC.
RECONCILIATION OF THREE AND SIX MONTH 2011 AND 2010 DILUTED
EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2011 and 2010 second quarter and year-to-date June 30, 2011 and 2010 diluted earnings per share.  The following table provides a reconciliation between 2011 and 2010 EPS based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

GAAP Diluted earnings per common share	$0.42	$0.40	$0.78	$0.72

Qtr. 2 impairment loss on identifiable intangible assets (1)	—	$0.18	—	$0.18

Qtr. 2 gain on sale of equity investment (2)	—	$(0.12)	—	$(0.12)

Transaction expenses related to the acquisition of USM Holdings, Inc. (3)	$0.05	—	$0.05	—

Non-GAAP diluted earnings per common share, excluding impairment loss on identifiable intangible assets, gain on sale of equity investment and USM transaction expenses	$0.47	$0.46	$0.83	$0.78

(1)      Amount is net of tax effect of $8.0 million
(2)      Amount is net of tax effect which is zero due to the release of a valuation allowance related to capital loss carryforwards
(3)      Amount is net of tax effect of $1.2 million